AMENDMENT NO. 1 TO PLACEMENT AGENT AGREEMENT

Amendment No. 1, dated as of July 6, 2009 (the "Amendment"), by and among Genta Incorporated, a Delaware corporation (the "Company") and Rodman & Renshaw, LLC ("Rodman"), to the Engagement Letter (the "Engagement Letter"), by and among the Company and Rodman, dated February 4, 2009. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Engagement Letter.

WITNESSETH

WHEREAS, the parties have entered into the Engagement Letter; and

WHEREAS, the Company entered into a securities purchase agreement for the issuance of $10 million of units, consisting of (i) 70% ($7 million) of senior unsecured convertible notes (the "Convertible Notes"), convertible into shares of the Company's common stock (the "Common Stock"), and (ii) 30% (or $3 million) of Common Stock issued at a price per share of (a) $0.002 at the First Closing (as defined below) and (b) equal to 25% of the volume weighted average price of the Common Stock as reported by Bloomberg Financial L.P. over the five (5) trading days immediately preceding the Second Closing, subject to a minimum price per share of $0.002 per share, at the Second Closing. The initial $3 million is scheduled to close on July 7, 2009 (the "First Closing") and a second closing of $7 million shall occur on August 6, 2009 (the "Second Closing"); and

WHEREAS, the parties hereto desire to amend the Engagement Letter, as more particularly described below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

AMENDMENT TO PLACEMENT AGENT AGREEMENT

Section 1.01 The parties hereto acknowledge and agree that a new Section 1.A.5. shall be inserted below Section 1.A.4. of the Engagement Letter, as follows:

"5. Private Placement Compensation. In the event the Securities are not registered securities, but instead, are issued via a private placement offering of unregistered securities (the "Private Placement"), then the Company shall pay Rodman the following placement fee:

(a) For the First Closing: (i) a cash placement fee of 3.3333333% (equal to $100,000)of the aggregate purchase price paid by each purchaser of Convertible Notes and Common Stock that are placed in the First Closing, (ii) expense reimbursement of $5,000, and (iii) such number of warrants to purchase shares of Common Stock equal to 6% of the aggregate number of shares of Common Stock sold in the First Closing, plus any shares of Common Stock underlying the Convertible Notes sold in the First Closing. The warrants shall have the same terms as the warrants issued to the purchasers in the First Closing. The warrants shall not have anti-dilution protections or be transferable for six months from the date of the First Closing except as permitted by FINRA Rule 5110, and, further, the number of Shares underlying the warrants shall be reduced if necessary to comply with FINRA rules or regulations; and

(b) For the Second Closing: (i) 6% of the aggregate purchase price paid by each purchaser of Convertible Notes and Common Stock that are placed in the Second Closing and (ii) such number of warrants to purchase shares of Common Stock equal to 6% of the aggregate number of shares of Common Stock sold in the Second Closing, plus any shares of Common Stock underlying the Convertible Notes sold in the Second Closing. The warrants shall have the same terms as the warrants issued to the purchasers in the Second Closing. The warrants shall not have anti-dilution protections or be transferable for six months from the date of the Second Closing, except as permitted by FINRA Rule 5110, and, further, the number of Shares underlying the warrants shall be reduced if necessary to comply with FINRA rules or regulations.

In the event the Company consummates a public offering of registered securities in lieu of the Second Closing, pursuant to the introductory paragraph of this Agreement, then this Section 5(b) shall be void and automatically terminate. Any such fee owed by the Company to Rodman would be paid pursuant to Section 1.A.1. and 1.A.2. For purposes of clarity, Sections 2 and 3 of this Agreement do not apply if the Second Closing occurs, but 4, 6, 7, 9, 10 and 11 of this Agreement shall apply whether the form of offering is a Private Placement or an offering of registered Securities."

Section 1.02 The parties hereto acknowledge and agree that Section 5 of the Engagement Letter shall be amended and restated as follows:

"SECTION 5. ENGAGEMENT TERM. Rodman's engagement hereunder will be until the earlier of (i) the Closing Date and (ii) the Second Closing. The engagement may be terminated by either the Company or Rodman at any time upon 10 days' written notice. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company's obligations to pay fees and reimburse expenses contained herein and the Company's obligations contained in the Indemnification Provisions will survive any expiration or termination of this Agreement. Rodman agrees not to use any confidential information concerning the Company provided to it by the Company for any purposes other than those contemplated under this Agreement."

ARTICLE II.

MISCELLANEOUS

Section 2.01 Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 2.02 Ratification/Waiver. The parties hereto hereby acknowledge that all of the terms and provisions of the Engagement Letter, as amended hereby, are in full force and effect, and that all other terms and provisions of the Engagement Letter shall remain unchanged and in full force and effect.

Section 2.03 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Amendment, even after the termination of the Engagement Letter, as amended, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court

sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Amendment, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys' fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Rodman and the Company.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

GENTA INCORPORATED

By: [signature]
Name: Raymond P. Warrell, Jr., M.D.
Title: Chief Executive Officer

RODMAN & RENSHAW, LLC

By: [signature]
Name: John Borer
Title: Senior Managing Director